Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended June 30, 2025

HOUSTON, Texas – July 23, 2025 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Financial Results and Other Key Items
•Total revenue of $1.2 billion
•Net loss attributable to common stockholders of $49 million
▪Included a $28 million non-cash asset impairment related to our Colombian drilling operations
•Adjusted EBITDA of $231 million
•Returned $46 million to shareholders in the second quarter through an $0.08 per share dividend and $16 million in share repurchases
▪Declared a quarterly dividend of $0.08 per share, payable on September 15, 2025 to holders of record as of September 2, 2025

Management Commentary

“Our second quarter activity was in line with the market, and at the same time we see opportunities with our operational footprint, technology portfolio, and financial position to improve our market position in both drilling and completions,” said Andy Hendricks, Chief Executive Officer. “As customer strategies increasingly emphasize technology-driven solutions that extend beyond just the capital equipment into automation and digital services, the investments we have made have positioned Patterson-UTI to deliver differentiated value. The growing collaboration among our Drilling Services, Drilling Products, and Completion Services teams, integrated through our PTEN Digital Performance Center, enhances our ability to financially outperform our peers. We remain focused on growing our digital and product portfolio to uniquely help our customers operate more safely and efficiently while also generating meaningful free cash flow for our investors.”

“Oil market volatility increased in the second quarter, driven by evolving trade policies and OPEC+ signaling its desire to reclaim market share,” continued Mr. Hendricks. “While current oil prices would typically support higher drilling and completions activity than we are seeing today, our customers have remained cautious as macroeconomic uncertainties persist. We believe if oil directed activity does not recover from current levels, we will likely see a larger negative impact on U.S. oil production than we have seen so far, which is encouraging for our longer-term outlook relative to current activity levels. In natural gas basins, activity improved slightly in the second quarter and has remained steady into the third quarter. We are having increased conversations around additional natural gas directed activity as we approach 2026, and we continue to see long-term upside to natural gas directed activity as U.S. producers look to satisfy both rising domestic demand and growing global demand for U.S. LNG.”

“Our balance sheet remains a key strategic advantage, with low leverage and strong liquidity,” said Andy Smith, Chief Financial Officer. “This gives us the flexibility to explore multiple capital allocation avenues to position the company to lead the industry over the long-term. We expect free cash flow will accelerate in the second half of 2025, and a disciplined approach to capital allocation should lead to higher returns and drive long-term value for our shareholders.”

Drilling Services

During the second quarter, our Drilling Services segment revenue totaled $404 million. Drilling Services adjusted gross profit was $149 million during the quarter. Our U.S. Contract Drilling operating days totaled 9,465, with an average of 104 rigs working in the second quarter.

Activity in our U.S. Contract Drilling business during the second quarter largely tracked industry trends, with our Permian Basin rig count showing the largest change relative to the prior quarter. Our total rig count in natural gas basins in Appalachia and the Haynesville has increased slightly from the start of the second quarter. Within the remainder of our Drilling Services segment, our directional drilling revenue was higher, sequentially, driven by strong service and product quality, resulting in additional market penetration even on overall lower industry activity.

“Our U.S. Contract Drilling business had higher sequential revenue from drilling automation technologies,” said Mr. Hendricks. “We are seeing growing demand for our proprietary products that enhance the drilling process, including our Cortex® Automation Platform, which enables our advanced machine-learning auto driller application, and our cloud-based, REX® early alert, field monitoring system. These products should help support a broader customer base as we continue to advance our use of artificial intelligence to improve our operations. Acceptance of these technologies increases the long-term sustainability of customer relationships, and we see a growing performance advantage with our highest performing rigs compared to other capital equipment in the market that lacks the technological capabilities of our digital suite of products.”

As of June 30, 2025, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $312 million. Based on contracts currently in place, the Company expects an average of 48 rigs operating under term contracts during the third quarter of 2025 and an average of 27 rigs operating under term contracts over the four quarters ending June 30, 2026.

Completion Services

Second quarter Completion Services revenue totaled $719 million, with adjusted gross profit of $100 million. Our adjusted gross profit margin percentage was relatively steady compared to the first quarter. As expected, we did experience some white space from customer specific gaps in our calendar, but our team successfully filled most of the gaps on spot pads. Revenue was higher in natural gas basins compared to the first quarter.

Our fleet of Emerald™ 100% natural gas-powered assets, as well as our Tier IV dual fuel assets, remain fully utilized, and we expect this equipment to remain highly utilized through the remainder of 2025.

“We achieved key milestones on several technology initiatives, including automated hydraulic fracturing, as we build the foundation of our differentiated EOS Completions Platform™, which includes our Vertex™ frac automation, real-time cloud-based data feeds through our FleetStream™ digital solution, and our Lateral-ScienceSM machine learning application that leverages our drilling data to interpret rock properties,” said Mr. Hendricks. “We successfully deployed our proprietary Vertex™ frac pump controls automation in both the Bakken and Appalachia during the quarter, and we are on track to complete fleet-wide deployment of this technology by the end of 2025. Through our PTEN Digital Performance Center, our Completion Services segment continues to make significant strides to uniquely help our customers better plan, execute and optimize completions designs based on real-time information. We expect strong returns on these investments and believe they have positioned our company as a long-term technology leader in the completions industry.”

Drilling Products

Second quarter Drilling Products revenue totaled $88 million, with adjusted gross profit of $39 million.

Revenue in the United States was higher, sequentially, with the Drilling Products segment delivering another quarter of record U.S. revenue per U.S. industry rig. We continue to benefit from an increase in performance-based agreements with customers, which is gaining momentum as customers focus on technologies that can help lower well costs. We experienced growth in our U.S. business across several key regions.

International revenue was steady, sequentially, with gains in key markets, including in the Middle East. In Canada, which is just under 10% of segment revenue, we saw a typical seasonal decline from spring breakup in the second quarter, but we achieved a company record in Canada revenue per Canada industry rig as we grew our position in key Canadian markets.

The Drilling Products business continued to penetrate several offshore markets including the North Sea, Gulf of America, and Guyana.

Other

During the second quarter, Other revenue totaled $8 million, with adjusted gross profit totaling $2 million.

Outlook

Within the Drilling Services segment for the third quarter, we expect our average rig count will be in the mid-90s, with the sequential change driven by moderating activity in oil basins compared to the second quarter and steady activity in natural gas basins. We expect adjusted gross profit within the Drilling Services segment to be approximately $130 million.

In our Completion Services segment for the third quarter, we expect activity to be steady compared to the second quarter, with a relatively full calendar for our equipment. We expect third quarter Completion Services adjusted gross profit to remain steady with the second quarter.

In our Drilling Products segment for the third quarter, we expect adjusted gross profit will improve slightly, sequentially. The Canadian market should resume normal activity following the second quarter seasonal spring breakup, and we see slight gains in our International markets, partially offset by lower industry drilling activity in the United States. We expect this segment to realize a higher adjusted gross profit margin percentage in the second half of the year relative to the first half.

We expect Other adjusted gross profit in the third quarter to be roughly flat compared to the second quarter.

For the third quarter, we expect selling, general and administrative expense to decline slightly compared to the second quarter, and we expect depreciation, depletion, amortization, and impairment expense of approximately $230 million.

We expect capital expenditures, net of proceeds from the sale of assets, of less than $600 million in 2025. We are reducing our expectations for full year 2025 maintenance capital expenditures given slightly lower activity. We are still seeing strong demand, however, for new technology in both our drilling and completions businesses related to digital and automation services and for advancements in technology to more cost effectively drill and complete longer laterals at higher pressures. We expect to monetize technology-driven investments on a customer specific basis, and we expect to earn a strong long-term return on capital. As we approach our 2026 capital budget process, we have significant flexibility within our future capital spend and will reassess market dynamics later this year.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Second Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2025, is scheduled for July 24, 2025, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 5625191. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” "continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “see,” “should,” “strategy” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including the impact of commodity price volatility on industry outlook; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess supply of drilling and completions equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; complications with the design or implementation of Patterson-UTI’s new enterprise resource planning system; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; changes to tax, tariff and import/export regulations and sanctions by the United States or other countries, including the impacts of any sustained escalation or changes in tariff levels or trade-related disputes; the ability to effectively identify and enter new markets or pursue strategic acquisitions; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$185,891	$241,293
Accounts receivable, net	770,901	763,806
Inventory	163,687	167,023
Other current assets	120,644	123,193
Total current assets	1,241,123	1,295,315
Property and equipment, net	2,835,432	3,010,342
Goodwill	487,388	487,388
Intangible assets, net	871,950	929,610
Other assets	139,727	110,811
Total assets	$5,575,620	$5,833,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$426,509	$421,318
Accrued liabilities	261,653	385,751
Other current liabilities	28,310	34,924
Total current liabilities	716,472	841,993
Long-term debt, net	1,220,398	1,219,770
Deferred tax liabilities, net	240,142	238,097
Other liabilities	49,935	57,762
Total liabilities	2,226,947	2,357,622
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,342,345	3,465,823
Noncontrolling interest	6,328	10,021
Total equity	3,348,673	3,475,844
Total liabilities and stockholders’ equity	$5,575,620	$5,833,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
REVENUES	$1,219,320	$1,280,537	$1,348,194	$2,499,857	$2,858,554
COSTS AND EXPENSES:
Direct operating costs	929,363	961,414	971,164	1,890,777	2,048,303
Depreciation, depletion, amortization and impairment	261,858	231,866	267,638	493,724	542,594
Selling, general and administrative	64,108	66,930	64,578	131,038	129,562
Merger and integration expense	488	432	10,645	920	22,878
Other operating expense (income), net	(7,011)	2,950	(11,059)	(4,061)	(17,010)

Total operating costs and expenses	1,248,806	1,263,592	1,302,966	2,512,398	2,726,327

OPERATING INCOME (LOSS)	(29,486)	16,945	45,228	(12,541)	132,227

OTHER INCOME (EXPENSE):
Interest income	1,272	1,464	1,867	2,736	4,056
Interest expense, net of amount capitalized	(17,645)	(17,697)	(17,913)	(35,342)	(36,248)
Other income (expense)	(1,644)	1,968	224	324	1,074

Total other expense	(18,017)	(14,265)	(15,822)	(32,282)	(31,118)

INCOME (LOSS) BEFORE INCOME TAXES	(47,503)	2,680	29,406	(44,823)	101,109

INCOME TAX EXPENSE	1,194	1,390	17,785	2,584	37,782

NET INCOME (LOSS)	(48,697)	1,290	11,621	(47,407)	63,327

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	447	285	544	732	1,015

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(49,144)	$1,005	$11,077	$(48,139)	$62,312

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(0.13)	$0.00	$0.03	$(0.12)	$0.15
Diluted	$(0.13)	$0.00	$0.03	$(0.12)	$0.15
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	385,365	386,521	399,558	385,940	403,870
Diluted	385,365	387,044	399,558	385,940	403,870
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.16	$0.16

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(47,407)	$63,327
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	493,724	542,594
Deferred income tax expense	1,704	36,252
Stock-based compensation	21,867	22,864
Net gain on asset disposals	(973)	(6,689)
Other	(1,972)	6,087
Changes in operating assets and liabilities	(119,053)	(101,022)
Net cash provided by operating activities	347,890	563,413

Cash flows from investing activities:
Purchases of property and equipment	(306,037)	(357,449)
Proceeds from disposal of assets, including insurance claims	28,344	9,321
Other	(11,514)	(1,376)
Net cash used in investing activities	(289,207)	(349,504)

Cash flows from financing activities:
Purchases of treasury stock	(35,849)	(230,202)
Dividends paid	(61,619)	(64,368)
Payments of finance leases	(4,432)	(31,905)
Other	(10,820)	(6,063)
Net cash used in financing activities	(112,720)	(332,538)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,365)	985
Net decrease in cash, cash equivalents and restricted cash	(55,402)	(117,644)
Cash, cash equivalents and restricted cash at beginning of period	241,293	192,680
Cash, cash equivalents and restricted cash at end of period	$185,891	$75,036

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$403,805	$412,860	$440,289	$816,665	$897,862
Direct operating costs	$254,772	$247,629	$261,497	$502,401	$533,234
Adjusted gross profit (1)	$149,033	$165,231	$178,792	$314,264	$364,628
Depreciation, amortization and impairment	$112,647	$84,972	$98,607	$197,619	$190,952
Selling, general and administrative	$4,152	$3,945	$4,073	$8,097	$7,952
Other operating income, net	$(8,368)	$—	$—	$(8,368)	$—
Operating income	$40,602	$76,314	$76,112	$116,916	$165,724

Operating days – U.S. (2)	9,465	9,573	10,388	19,038	21,412

Capital expenditures	$55,174	$73,458	$58,426	$128,632	$141,219

Completion Services
Revenues	$719,332	$766,080	$805,373	$1,485,412	$1,750,370
Direct operating costs	$619,083	$657,681	$653,240	$1,276,764	$1,398,834
Adjusted gross profit (1)	$100,249	$108,399	$152,133	$208,648	$351,536
Depreciation, amortization and impairment	$119,774	$115,826	$138,693	$235,600	$287,373
Selling, general and administrative	$9,723	$11,409	$10,637	$21,132	$21,601
Other operating income, net	$—	$—	$(7,922)	$—	$(17,792)
Operating income (loss)	$(29,248)	$(18,836)	$10,725	$(48,084)	$60,354
Capital expenditures	$68,985	$62,173	$48,728	$131,158	$172,105

Drilling Products
Revenues	$88,390	$85,663	$86,054	$174,053	$176,027
Direct operating costs	$49,335	$46,940	$46,147	$96,275	$94,777
Adjusted gross profit (1)	$39,055	$38,723	$39,907	$77,778	$81,250
Depreciation, amortization and impairment	$23,584	$22,876	$23,176	$46,460	$50,358
Selling, general and administrative	$8,651	$9,119	$8,092	$17,770	$15,753
Operating income	$6,820	$6,728	$8,639	$13,548	$15,139
Capital expenditures	$15,252	$18,222	$13,958	$33,474	$29,544

Other (3)
Revenues	$7,793	$15,934	$16,478	$23,727	$34,295
Direct operating costs	$6,173	$9,164	$10,280	$15,337	$21,458
Adjusted gross profit (1)	$1,620	$6,770	$6,198	$8,390	$12,837
Depreciation, depletion, amortization and impairment	$3,538	$6,336	$5,512	$9,874	$10,923
Selling, general and administrative	$82	$204	$253	$286	$493
Operating income (loss)	$(2,000)	$230	$433	$(1,770)	$1,421
Capital expenditures	$1,802	$3,596	$9,213	$5,398	$13,010

Corporate
Depreciation	$2,315	$1,856	$1,650	$4,171	$2,988
Selling, general and administrative	$41,500	$42,253	$41,523	$83,753	$83,763
Merger and integration expense	$488	$432	$10,645	$920	$22,878
Other operating expense, net	$1,357	$2,950	$(3,137)	$4,307	$782
Capital expenditures	$2,993	$4,382	$183	$7,375	$1,571

Total Capital Expenditures	$144,206	$161,831	$130,508	$306,037	$357,449

(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.
(3)Other includes our oilfield rentals business, prior to its divestiture in April 2025, and oil and natural gas working interests.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(48,697)	$1,290	$11,621	$(47,407)	$63,327
Income tax expense	1,194	1,390	17,785	2,584	37,782
Net interest expense	16,373	16,233	16,046	32,606	32,192
Depreciation, depletion, amortization and impairment	261,858	231,866	267,638	493,724	542,594
Merger and integration expense	488	432	10,645	920	22,878
Adjusted EBITDA	$231,216	$251,211	$323,735	$482,427	$698,773

Total revenues	$1,219,320	$1,280,537	$1,348,194	$2,499,857	$2,858,554

Adjusted EBITDA by Operating Segment:
Drilling Services	$153,249	$161,286	$174,719	$314,535	$356,676
Completion Services	90,526	96,990	149,418	187,516	347,727
Drilling Products	30,404	29,604	31,815	60,008	65,497
Other	1,538	6,566	5,945	8,104	12,344
Corporate	(44,501)	(43,235)	(38,162)	(87,736)	(83,471)
Adjusted EBITDA	$231,216	$251,211	$323,735	$482,427	$698,773
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense (including impairment of goodwill) and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Free Cash Flow
(unaudited, dollars in thousands)

	Six Months Ended
	June 30,
	2025	2024
Adjusted Free Cash Flow (1):
Net cash provided by operating activities	$347,890	$563,413
Less capital expenditures	(306,037)	(357,449)
Plus proceeds from disposal of assets, including insurance claims	28,344	9,321
Adjusted free cash flow	$70,197	$215,285
(1)We define adjusted free cash flow as net cash provided by operating activities less capital expenditures, plus proceeds from disposal of assets, including insurance claims. We present adjusted free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of adjusted free cash flow may not be the same as similarly titled measures of other companies. Adjusted free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$403,805	$412,860	$440,289	$816,665	$897,862
Less direct operating costs	(254,772)	(247,629)	(261,497)	(502,401)	(533,234)
Less depreciation, amortization and impairment	(112,647)	(84,972)	(98,607)	(197,619)	(190,952)
GAAP gross profit	36,386	80,259	80,185	116,645	173,676
Depreciation, amortization and impairment	112,647	84,972	98,607	197,619	190,952
Adjusted gross profit (1)	$149,033	$165,231	$178,792	$314,264	$364,628

Completion Services
Revenues	$719,332	$766,080	$805,373	$1,485,412	$1,750,370
Less direct operating costs	(619,083)	(657,681)	(653,240)	(1,276,764)	(1,398,834)
Less depreciation, amortization and impairment	(119,774)	(115,826)	(138,693)	(235,600)	(287,373)
GAAP gross profit (loss)	(19,525)	(7,427)	13,440	(26,952)	64,163
Depreciation, amortization and impairment	119,774	115,826	138,693	235,600	287,373
Adjusted gross profit (1)	$100,249	$108,399	$152,133	$208,648	$351,536

Drilling Products
Revenues	$88,390	$85,663	$86,054	$174,053	$176,027
Less direct operating costs	(49,335)	(46,940)	(46,147)	(96,275)	(94,777)
Less depreciation, amortization and impairment	(23,584)	(22,876)	(23,176)	(46,460)	(50,358)
GAAP gross profit	15,471	15,847	16,731	31,318	30,892
Depreciation, amortization and impairment	23,584	22,876	23,176	46,460	50,358
Adjusted gross profit (1)	$39,055	$38,723	$39,907	$77,778	$81,250

Other
Revenues	$7,793	$15,934	$16,478	$23,727	$34,295
Less direct operating costs	(6,173)	(9,164)	(10,280)	(15,337)	(21,458)
Less depreciation, depletion, amortization and impairment	(3,538)	(6,336)	(5,512)	(9,874)	(10,923)
GAAP gross profit (loss)	(1,918)	434	686	(1,484)	1,914
Depreciation, depletion, amortization and impairment	3,538	6,336	5,512	9,874	10,923
Adjusted gross profit (1)	$1,620	$6,770	$6,198	$8,390	$12,837
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.